Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT is effective as of August 1, 2011, by and between Tanke Biosciences Corporation, a Nevada corporation (the “Company”), and Gilbert Lee (the “Executive”).

In consideration of the mutual covenants herein contained and of the mutual benefits herein provided, the Company and the Executive agree as follows:

1.           Representations and Warranties.  The Executive represents and warrants to the Company that the Executive is not bound by any restrictive covenants and has no prior or other obligations or commitments of any kind that would in any way prevent, restrict, hinder or interfere with the Executive’s acceptance of continued employment or the performance of all duties and services hereunder to the fullest extent of the Executive’s ability and knowledge.

2.           Term of Employment.  The Company will employ the Executive and the Executive accepts continued employment by the Company on the terms and conditions herein contained for a period (the “Employment Period”) provided in Section 5.

3.           Duties and Functions.

(a)           The Executive shall be employed as the Chief Financial Officer (“Officer”) of the Company, reporting to the Chief Executive Officer (the “CEO”) of the Company and shall perform duties consistent with the position of a chief financial officer of a U.S. publicly-listed corporation with operations in the People’s Republic of China.  Without limiting the generality of the foregoing, the Executive shall, under the supervision and direction of the Chief Executive Officer:

(1)
Serve and execute all applicable documents, filings and reports as the principal accounting officer of the Company for purposes of the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”) and, in connection therewith, be responsible, in coordination with the Company’s existing accounting personnel, for: (A) all accounting and financial reporting and controls of the Company and its wholly-owned subsidiaries and (B) all financial related disclosure controls of the Company and its wholly-owned subsidiaries;

(2)
Oversee all aspects of the Company’s annual audit, including communications and interactions with the Company’s independent registered accounting firm, the Board of Directors of the Company (the “Board”) or any designated audit committee thereof, the Chief Executive Officer and the Company’s outside legal counsel;

(3)
Oversee the preparation and filing the Company’s annual and quarterly financial statements and related SEC reports (including the Management’s Discussion and Analysis of Financial Condition and Results of Operations contained therein) in conformance with all SEC rules and regulations and generally accepting accounting principles (“GAAP”) of the United States of America;

(4)	Oversee the conversion of the Company’s financial statements from Chinese GAAP to U.S. GAAP;

(5)	Design and implement Sarbanes-Oxley Act, ensure the corporate internal governance in compliance with the relevant provisions of the U.S. securities laws and applicable stock market regulations.

(6)	Work with the Company’s other accounting and finance personnel to implement the finance function of the Company, including the preparation or review of budgets, projections and financial analyses;

(7)	Assist the Company in its communications with the SEC and all other applicable regulatory authorities;

(8)	Assist company’s executives to prepare and implement a strategic acquisition program and provide supports for the Company’s acquisition initiatives;

(9)
During the Employment Term, the Executive shall lead and coordinate the Company’s investor relations activities which shall include, but is not limited to, communications with investors, analysts and media, and the Company’s press releases. The Executive shall work in conjunction with other members of the executive management team to support the Company’s business growth; and

(10)
Assist the Chief Executive Officer in communications with the investment community.  Prepare road show for the company or introduce the company to potential investors at meetings to promote the company in the U.S. capital market.

The Executive agrees to undertake the duties and responsibilities commensurate with the position of Officer, which may encompass such different or additional duties as may, from time to time, be reasonably assigned by the CEO, and the duties and responsibilities undertaken by the Executive may be reasonably altered or modified from time to time by the CEO, subject to the limitations on reduction of duties provided in Section 5(c) of this Agreement.  The Executive shall comply with all of the Company’s policies and procedures.

(b)           During the Employment Period, the Executive will devote substantially all of his full time and efforts to the best of his ability, experience and talent to the business of the Company.  The Executive shall not invest, participate or engage in (for the Executive’s own account or for the account of others), or possess an interest in, any other financial venture or investment or professional activity of any kind or description, independently or with others, if the primary business or purpose of such other financial venture or investment or professional activity is the same as, or could otherwise be deemed to be competitive with, the business of the Company.  Subject to the foregoing, the Executive may, so long as such activities do not interfere with his duties and responsibilities hereunder, invest, participate or engage in (for the Executive’s own account or for the account of others), or may possess an interest in, other financial ventures and investment and professional activities of any kind or description, independently or with others, including (i) charities and passive investments, (ii) investment in, or the acquisition or disposition of, securities (provided that no such investment may exceed 5% of the equity of any entity, without the prior approval of the Board), (iii) serving as officers, directors, representatives or agents of any entity, partners of any partnership, or trustees of any trust (and in each case may receive fees, commissions, remuneration, profits and reimbursement of expenses in connection with such ventures and activities), in each case provided that such Person does not expressly or implicitly represent that he is acting for the Company.

4.           Compensation.

(a)           Base Salary.  As compensation for his services hereunder, during the Executive’s employment as Officer, the Company agrees to pay the Executive a base salary at $125,000 per annum, payable in accordance with the Company’s normal payroll schedule, or on such other periodic basis as may be mutually agreed upon.  The Executive’s base salary shall be subject to 10% increase from January 1, 2012.

(b)           The Executive’s salary shall be subject to annual review, based on corporate policy and contributions made by the Executive to the Company and such other factors as the CEO shall determine.

(c)           Bonus:  The Executive shall be eligible to receive an annual cash bonus award for the fiscal year ending December 31, 2012.  All bonuses shall be at the discretion of the Board.

(d)           Stock Option.                                The Executive shall be entitled to receive 30,000 options (the “Stock Option”) of common stock of the Company at exercise price of the market price of the Company’s stock on the issuance date as decided by the Board.  The Stock Option shall vest in two years, of which 50% of Stock Option (15,000 options) shall vest one year anniversary from the issuance date and the remaining 50% of Stock Option (15,000 options) shall vest the second year anniversary from the issuance date, provided that the Executive is in employment with the Company on the vesting date.

Upon termination of the Executive’s employment with the Company with or without cause or due to the Executive’s disability or death, the Executive’s interest in any stock options or restricted stock which he has been granted subject to vesting schedule shall fully vest on the effective date of his termination, and the Executive shall be granted a 30 days period in which the exercise all of the options, subject to the terms and conditions of the applicable stock option plan. Executive’s interest in any stock options or restricted stock eligible under the terms of the applicable stock option or restricted stock plan or agreement for which the Executive was scheduled to become eligible but not vested yet shall be terminated on the effective date of the termination date.

(e)           Business Expenses: In addition to the compensation provided for above, the Company agrees to pay or to reimburse the Executive during his employment for all reasonable ordinary, and necessary, properly vouchered, client-related travel, entertainment or other business expenses incurred in the performance of his services hereunder in accordance with Company policy in effect from time to time. The Executive shall submit vouchers and receipts for all expenses for which reimbursement is sought.

(f)           Vacation: During each calendar year, the Executive shall be entitled to four weeks of vacation per year.  To the extent that the Executive does not use his vacation in a given calendar year, he shall be entitled to carry forward accrued unused vacation over from year to year; provided, however, that in no event may he at any time have more than 30 business days of vacation accrued and once he has 30 business days of accrued unused vacation, he shall no longer continue to accrue further vacation time until he has used some of his accrued vacation time.

(g)           During the Employment Period, the Executive shall be based in the United States and shall travel to China no less than four (4) times per year at the Company’s expense.

(h)           Fringe Benefits: In addition to his compensation provided by the foregoing, the Executive shall be entitled to the benefits made available generally to Company employees pursuant to Company programs, including, by way of illustration, personal leave, paid holidays, sick leave, profit-sharing, pension plans, 401(k) plan, retirement, disability, insurance programs of the Company, and a health insurance program provided by a U.S. health insurance provider subject to the Company’s prior written consent.

(i)           Notwithstanding anything contained herein, the Executive shall be permitted to serve on the Board of Directors of other US companies that are not competitors with Tanke Biosciences Corporation or its subsidiaries.

5.           Employment Period; Termination.

(a)           The Executive’s employment under this Agreement shall commence on the effective date of this Agreement, and shall continue thereafter unabated until terminated upon the earlier to occur of the following events: (i) the close of business on the second anniversary of this Agreement (the initial two years term of this Agreement shall be referred to herein as the “Initial Term”) or (ii) as otherwise provided below, provided, however, that, on the second anniversary of the date of this Agreement, and on every subsequent annual anniversary, the term of this Agreement and the Employment Period may be renewed for a term ending one (1) year subsequent to such date (each such one-year term shall be referred to herein as a “Renewal Term”) , if the Company gives the Executive written notice at least thirty (30) days prior to the such anniversary date, unless sooner terminated as provided herein. For the purposes of this Agreement, the Initial Term and each Renewal Term shall collectively be referred to as the “Employment Period.”

(b)           Termination By Executive Without Good Reason.  Notwithstanding the provisions of Section 5(a), the Executive may terminate his employment as the Officer at any time for any reason by giving the Company written notice at least sixty (60) days prior to the effective date of termination. Unless otherwise provided by this Section, all compensation and benefits paid by the Company to the Executive shall cease upon his last day of employment, but the Executive shall be entitled to receive any accrued but unpaid base salary, and to be reimbursed for any reimbursable expenses that have not been reimbursed prior to the effective date such termination.

(c)           Termination By Executive With Good Reason. Subject to the provisions detailed below, upon thirty (30) days’ written notice to the Company of his intent to terminate the Agreement, the Executive shall have the right to terminate his employment under this Agreement for Good Reason. For purposes of this Agreement, “Good Reason” is defined as any one of the following: (i) Company’s willful material breach of any provision of this Agreement; or (ii) any material adverse change in the Executive’s position (including status, offices, titles and reporting requirements) authority, duties or responsibilities (other than a change due to the Executive’s Permanent Disability) which results in: (A) a diminution in any material respect in the Executive’s position, authority, duties, responsibilities or compensation, which diminution continues in time over at least thirty (30) days such that it constitutes an effective demotion; or (B) a material diversion from the Executive’s performance of the functions of the Executive’s position, excluding for this purpose material adverse changes made with the Executive’s written consent or due to the Executive’s termination for Cause (as defined below) or termination by the Executive without Good Reason; provided, however, that it shall not constitute Good Reason unless the Executive shall have provided the Company with written notice of its alleged actions constituting Good Reason (which notice shall specify in reasonable detail the particulars of such Good Reason) within 30 days of the events alleged actions constituting Good Reason and Company has not cured any such alleged Good Reason or substantially commenced its effort to cure such breach within thirty (30) days of the Company’s receipt of such written notice.

If the Executive’s employment is terminated by the Executive with Good Reason, the Executive shall continue to receive his base salary, any unpaid bonus and health insurance coverage on the same terms as made available to the Company’s employees for a period of two (2) months from the effective date of termination (such continuation of base salary and health insurance coverage being the “Severance Benefits”).

Notwithstanding the foregoing, the Executive shall not be entitled to any Severance Benefits unless (i) the Executive complies with all of the restrictive covenants by which he is bound (whether pursuant to this Agreement or otherwise), including, but not limited to, any non competition agreement, non solicitation agreement or confidentiality agreement signed by the Executive, and (ii) the Executive executes, delivers and does not revoke a general release in form and substance acceptable to the Company. The parties hereto acknowledge that the Severance Benefits to be provided under this Section 5(c) are to be provided in consideration for the above specified release.

(d)           Termination by the Company for Cause. If the Executive’s employment is terminated for Cause (as defined below), the Executive will not be entitled to and shall not receive any compensation or benefits of any type following the effective date of termination, including, for the avoidance of doubt, the Severance Benefits. Except as provided below, in the event the Executive’s employment with the Company is terminated for Cause, such termination shall be effective upon the Executive’s receipt of the notice terminating his employment for Cause, which notice shall describe the bases for the Cause determination.  As used in this Agreement, the term “Cause” shall exist upon any of the following events:  (i) the Executive’s fraud or breach of fiduciary obligations in connection with performance of his duties with the Company (including but not limited to any acts of embezzlement or misappropriation of funds); (ii) the Executive’s indictment for a felony or plea of guilty or nolo contendere to a felony charge or any criminal act involving moral turpitude; (iii) the Executive’s being under the influence of any drugs (other than prescription medicine or other medically-related drugs to the extent that they are taken in accordance with their directions) or repeatedly being under the influence of alcohol, during the performance of his duties under this Agreement, or, while under the influence of such drugs or alcohol, engaging in grossly inappropriate conduct during the performance of his duties under this Agreement; (iv) the Executive’s refusal to substantially perform the Executive’s duties hereunder, except in the event that the Executive becomes permanently disabled as set forth in Section 5(f); (v) the Executive’s willful misconduct or gross negligence in connection with his employment; (vi) the Executive’s material violation of any Company policies or procedures relating to harassment, discrimination or insider trading; (vii) the Executive’s material breach of any provision of this Agreement. In the case of items (iv), (vi) and or (vii) above, the Company shall provide the Executive with written notice specifying in reasonable detail the particulars of such Cause.

(e)           Termination by the Company Without Cause. Upon ten (10) days written notice, the Company shall have the right to terminate the Executive for any reason or no reason at all. If the Executive’s employment is terminated by the Company without Cause, the Executive shall receive Severance Benefits (subject to any limits of the Company’s applicable benefits plans and insurance policies) for a period of two (2) months from the effective date of termination.

Notwithstanding the foregoing, the Executive shall not be entitled to any Severance Benefits unless (i) the Executive complies with all of the restrictive covenants by which he is bound (whether pursuant to this Agreement or otherwise), including, but not limited to any non-competition agreement, non-solicitation agreement, or confidentiality agreement signed by the Executive, and (ii) the Executive executes, delivers, and does not revoke a general release in form and substance acceptable to the Company. The parties hereto acknowledge that the Severance Benefits to be provided under this Section 5(e) is to be provided in consideration for the above-specific release.

(f)           Termination Due to Executive’s Permanent Disability. In the event the Executive becomes permanently disabled during employment with the Company, the Company may terminate this Agreement by giving fifteen (15) days notice to the Executive of its intent to terminate, and unless the Executive resumes performance of the duties set forth in Section 3 within five (5) days of the date of such notice and continues performance for the remainder of the notice period, this Agreement shall terminate at the end of the fifteen (15) day period.  If the disability is caused by the work performed by the Executive under his employment with the company, and the Executive is terminated pursuant to this Section 5(f), he shall be entitled to receive the Severance Benefits for a period of  two months from the effective date of termination. The Executive shall reasonably cooperate with the Company in securing disability coverage, retaining disability coverage and collecting any benefits available from its disability insurance carrier. This salary continuation element of the Severance Benefits shall be payable in accordance with the Company's normal payroll schedule, or on such other periodic basis as may be mutually agreed upon, from the effective date of his termination, as if the Executive's employment had continued during the severance period. “Permanently Disabled” for the purposes of this Agreement means the inability, due to physical or mental ill health, to perform the essential functions of Executive’s job, with or without a reasonable accommodation for one hundred twenty (120) business days during any one employment year, irrespective of whether such days are consecutive. In the event of any dispute under this Section, the Executive shall submit to a physical examination by a licensed physician subject to the dictates or requirements of the Company's disability insurance carrier, the cost of which will be paid by the Company, and the determination of such physician shall be determinative.

(g)           Termination Upon Executive's Death.  This Agreement will terminate immediately upon the Executive's death. In that event, the Executive's estate shall receive any accrued but unpaid salary or bonus.  In addition, the Executive's estate shall be entitled to receive the severance benefits for a period of two months from the effective date of termination. This salary continuation element of the Severance Benefits shall be payable in accordance with the Company's normal payroll schedule, or on such other periodic basis as may be mutually agreed upon, from the effective date of his termination, as if the Executive's employment had continued during the two  month severance period.

(h)           Section 409A. Notwithstanding anything to the contrary in this Agreement, any cash severance payments otherwise due to the Executive pursuant to this Section 5 or otherwise on or within the six-month period following the Executive's termination will accrue during such six-month period and will become payable in a lump sum payment on the date that is six (6) months and one (1) day following the Executive's termination. In. addition, this Agreement will be deemed amended to the extent necessary to avoid imposition of any additional tax or income recognition prior to actual payment to the Executive under Section 409A of the Internal Revenue Code of 1986, as amended, and any temporary, proposed or final Treasury Regulations and guidance promulgated thereunder and the parties agree to cooperate with each other and to take reasonably necessary steps in this regard.

6.           Company Property.  All correspondence, records, documents, software, promotional materials, and other Company property, including all copies, which come into the Executive’s possession by, through or in the course of his employment, regardless of the source and whether created by the Executive, are the sole and exclusive property of the Company, and immediately upon the termination of the Executive’s employment, or any time at the Company’s reasonable request, the Executive shall return to the Company all such property of the Company.

7.           Non-Competition, Non-Solicitation.

(a)           The Executive agrees that, in consideration of his employment with the Company pursuant to this Agreement, and other good and valuable consideration, the receipt of which is hereby acknowledged, during the Executive’s employment with the Company and for twenty-four (24) months after termination thereof, the Executive will not either on his own behalf or on behalf of any third party, except on behalf of the Company, directly or indirectly (other than through his ownership of equity interests in the Company), as an individual proprietor, principal, manager, agent, consultant, guarantor, advisor, member, owner, participant, partner, stockholder, officer, employee, director, joint venturer, lender, or in any other capacity whatsoever (other than as a passive holder of not more than five percent (5%) of the total outstanding stock of a publicly-held company):

(i)           (1) recruit, offer employment to, solicit or induce, or attempt to induce, any employee or employees of the Company or any affiliate to terminate their employment with, or otherwise cease their relationship with, the Company or any affiliate or (2) recruit, offer employment to or solicit any person who has been employed by the Company or any affiliate during the 12 months preceding such solicitation or offer of employment;

(ii)           solicit, divert, take away, or attempt to divert or take away, the business or patronage (with respect to product; or services of the kind or type developed, produced, marketed, furnished or sold by the Company) of any of the Company’s clients, customers, vendors, business or strategic partners or accounts, or prospective clients, customers, vendors, business or strategic partners or accounts, or

(iii)           persuade or induce any client, customer, vendor, strategic or business partner or account of the Company to restrict or cease to do business with, invest in, participate with, or otherwise work with the Company, or to reduce the amount of business, investment, participation or work that any such client, customer, vendor, or strategic or business partner has customarily done or actively contemplates doing with the Company.

(b)           The Executive and the Company agree that this covenant not to compete is a reasonable covenant under the circumstances, and further agree that if in the opinion of any court of competent jurisdiction such restraint is not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of this covenant as to the court shall appear not reasonable and to enforce the remainder of the covenant as so amended.  The Executive agrees that any breach of the covenants contained in this Section 7 would irreparably injure the Company. Accordingly, the Executive agrees that the Company may, in addition to pursuing any other remedies it may have in law or in equity, cease making any payments or providing any benefits otherwise required by this Agreement and obtain an injunction against the Executive from any court having jurisdiction over the matter restraining any further violation of this Agreement by the Executive.

(c)           The provisions of Section 7 shall survive termination of this Agreement.

8.           Protection of Confidential Information.

(a)           For purposes of this Section 8, “Confidential Information” shall mean non-public information concerning the financial data, strategic business plans, product development (or other proprietary product data), projects, customer lists, marketing plans, methodologies, business or vendor relationships, relationships with strategic or business partners, its high speed networks, or equipment, tools or other materials developed for use on such networks, and all information and know-how (whether or not patentable, copyrightable or otherwise able to be registered or protected under laws governing intellectual property) owned, possessed, or used by the Company, any affiliate or any customer, including, without limitation, any formula, method, procedures, composition, project, development, plan, market research, vendor information, customer or client lists or information, contacts at or knowledge of customers or clients, prospective customers and clients, business or strategic partners of the Company, trade secret, process, research, reports, financial data, technical data, test data, know-how, computer program, software, software documentation, source code, hardware design, technology, marketing or business plan, forecast, unpublished financial statement, budget, license, patent applications, contracts, joint ventures, price, cost and personnel data, any trade names, trademarks or slogans and other non-public, proprietary and confidential information of the Company, its affiliates or customers, that, in any case, is not otherwise available to the public (other than by the Executive’s breach of the terms hereof). The Executive agrees (i) that all Confidential Information, whether or not in writing, shall be treated as being confidential and/or proprietary information and is the exclusive property of the Company and (ii) to hold in a fiduciary capacity for the sole benefit of the Company all Confidential Information.

(b)           Confidential Information shall not include information that

(i)           is or becomes public knowledge through legal means without fault by the Executive,

(ii)           is already public knowledge prior to the signing of this Agreement,

(iii)           must be disclosed pursuant to applicable law or court order.

(c)           The Executive agrees that he will not at any time, either during the Term of this Agreement or after its termination, disclose to anyone any Confidential Information, or utilize such Confidential Information for his own benefit, or for the benefit of third parties without written approval by the CEO.  The Executive further agrees that all memoranda, notes, records, data, schematics, sketches, computer programs, prototypes, or written, photographic, magnetic or other documents or tangible objects compiled by him or made available to him during the Term of his employment concerning the business of the Company and/or its clients, including any copies of such materials, shall be the property of the Company and shall be delivered to the Company on the termination of his employment, or at any other time upon request of the Company.

(d)           The Executive also agrees that any breach of the covenants contained in this Section 8 would irreparably injure the Company. Accordingly, the Executive agrees that the Company may, in addition to pursuing any other remedies it may have in law or in equity, cease making any payments or providing any benefits otherwise required by this Agreement and obtain an injunction against the Executive from any court having jurisdiction over the matter restraining any further violation of this Agreement by the Executive

9.           Intellectual Property.  During the Term of this Agreement, the Executive will disclose to the Company all ideas, concepts, inventions, product ideas, new products, discoveries, methods, software, business plans and business opportunities developed by him during the Employment Period, which relate directly or indirectly to the Company’s business or the business of any of its affiliates or their respective clients, including without limitation, any process, product or product improvement, product ideas, new products, discoveries, methods, software, domain names or proposed domain names, trade names, trademarks or slogans, which may or may not be patentable or copyrightable, registerable or otherwise protectable. The Executive agrees that such will be the property of the Company from the moment of its inception (including, without limitation, all copyrightable works, which shall be deemed “works made for hire” under the United States Copyright Act) and that he will at the Company’s reasonable request and cost to do whatever is necessary to assign or otherwise secure for the Company the rights thereto by patent, copyright or otherwise. The Executive acknowledges and agrees that his obligations with respect to Company property discussed in this paragraph shall survive the termination or expiration of this Agreement.

10.           Publicity. Neither party shall issue, without consent of the other party, any press release or make any public announcement with respect to this Agreement or the employment relationship between them, unless such disclosure is required by relevant Federal and State securities regulations. Following the date of this Agreement and regardless of any dispute that may arise in the future, the Executive and the Company jointly and mutually agree that they will not disparage, criticize or make statements which are negative, detrimental or injurious to the other (or, in the case of the Executive, negative, detrimental or injurious to any officer, director, stockholder or affiliate of the Company or its affiliates) to any individual, company or client, including within the Company.

11.           Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their heirs, personal representatives, successors and assigns. In the event the Company is acquired, is a non surviving party in a merger, or transfers substantially all of its assets, this Agreement shall not be terminated and the transferee or surviving company shall be bound by the provisions of this Agreement. The parties understand that the obligations of the Executive are personal and may not be assigned by him.

12.           Entire Agreement.  This Agreement contains the entire understanding of the Executive and the Company with respect to employment of the Executive and supersedes any and all prior understandings, written or oral. This Agreement may not be amended, waived, discharged or terminated orally, but only by an instrument in writing, specifically identified as an amendment to this Agreement, and signed by all parties. By entering into this Agreement, the Executive certifies and acknowledges that he has carefully read all of the provisions of this Agreement and that he voluntarily and knowingly enters into said Agreement.

13.           Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be deemed severable from the remainder of this Agreement, and the remaining provisions contained in this Agreement shall be construed to preserve to the maximum permissible extent the intent and purposes of this Agreement. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

14.           Governing Law and Submission to Jurisdiction. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to the principles of conflicts of law thereof.

15.           Notices. Any notice provided for in this Agreement shall be provided in writing. Notices shall be effective from the date of service, if served personally on the party to whom notice is to be given, or on the second day after mailing, if mailed by first class mail, postage prepaid. Notices shall be properly addressed to the parties at their respective addresses or to such other address as either party may later specify by notice to the other.

16.           Arbitration.                      Except as provided below, the parties agree that any controversy, claim or dispute arising out of or relating to this agreement, or the breach thereof or arising out of or relating to the employment of the Executive, or the termination thereof, including any statutory or common law claims under federal, state, or local law, including all laws prohibiting discrimination in the workplace, shall be resolved by arbitration in New York in accordance with the employment dispute resolution rules of JAMS. The parties agree that any award rendered by the arbitrator shall be final and binding, and that judgment upon the award may be entered in any court having jurisdiction thereof. The parties further acknowledge and agree that, due to the nature of the confidential information, trade secrets, any intellectual property belonging to the Company to which the Executive has or will be given access, and the likelihood of significant harm that the Company would suffer in the evident that such information was disclosed to third parties, nothing in this section shall preclude the company from going to court to seek injunctive relief to prevent the Executive from violating the obligations established in sections 7 through 10 of this Agreement.

17.           Indemnification.

(a)           Corporate Acts. In his capacity as a director, officer, or employee of the Company or serving or having served any other entity as a director, officer, or executive at the Company’s request, the Executive shall be indemnified and held harmless by the Company to the fullest extent allowed by law, the Company’s Articles of Organization and bylaws, from and against any and all losses, claims, damages, liabilities, expenses (including legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which the Executive may be involved, or threatened to be involved, as a party or otherwise by reason of the Executive’s status, which relate to or arise out of the Company, their assets, business or affairs, if in each of the foregoing cases, (i) the Executive acted in good faith and in a manner the Executive believed to be in the best interests of the Company, and, with respect to any criminal proceeding, had no reasonable cause to believe the Executive’s conduct was unlawful, and (ii) the Executive’s conduct did not constitute gross negligence or willful or wanton misconduct. The Company shall advance all reasonable expenses incurred by the Executive in connection with the investigation, defense, settlement or appeal of any civil or criminal action or proceeding referenced in this Section, including but not necessarily limited to, reasonable fees of’ legal counsel, expert witnesses or other litigation-related expenses.

(b)           Directors & Officers Insurance. During the Employment Period, the Executive shall be entitled to coverage under the Company’s directors and officers liability insurance policy, in form and substance equal to the insurance policy available to the Company's directors and officers, subject to the terms of such policy, in effect at any time in the future to no lesser extent than any other officers or directors of the Company. Notwithstanding anything herein to the contrary, the provisions of this Section shall survive the termination of this Agreement and the termination of the Employment Period for any reason.

(c)           Personal Guarantees. The Company shall indemnify and hold harmless the Executive for any liability incurred by him by reason of his execution of any personal guarantee for the Company’s benefit (including but not limited to personal guarantees in connection with office or equipment leases, commercial loans or promissory notes).

18.           Miscellaneous.

(a)           No delay or omission by either party in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by one party on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

(b)           The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

(c)           Any rights of the Executive hereunder shall be in addition to any rights the Executive may otherwise have under written benefit plans or agreements of the Company to which he is a party or in which he is a participant, including, but not limited to, any Company sponsored written employee benefit plans, stock option plans, grants and agreements.

(d)           The Company shall be entitled to withhold from any payment any amount of withholding required by law.

[Signature page follows.]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered by its authorized officers or individually, on the date first identified above.

TANKE BIOSCIENCES CORPORATION

By:	/s/ Guixiong Qiu
Name: Guixiong Qiu
Title: CEO and President
Date: July 26, 2011

EXECUTIVE:

/s/ Gilbert Lee
Name: Gilbert Lee
Date: July 26, 2011